BRF S.A.

PUBLICLY HELD CORPORATION

Corporate Taxpayer ID (CNPJ): 01.838.723/0001-27

Company Registry (NIRE): 42.300.034.240

CVM 16269-2

NOTICE TO THE MARKET

BRF S.A. (“BRF” or “Company”) (B3: BRFS3; NYSE: BRFS), in compliance with the request for clarification submitted by B3 S.A. – Brasil, Bolsa, Balcão, hereby announces the following: First and foremost, this notice makes reference to the Official Letter no. 531/2019-SLS received on July 1, 2019, the content of which is transcribed below:

“July 1, 2019

531/2019-SLS

BRF S.A.

Attn. Mr. Lorival Nogueira Luz Júnior

Investor Relations Officer

Ref.: Request for clarification regarding a news article published in the media

Dear sirs,

A news article published by the Valor Econômico newspaper on July 1, 2019, entitled “BRF receives offer for assets in Middle East,” states, among other things, that BRF received an offer of US$350 million (R$1.3 billion) for assets located in the Middle East.

We request clarification regarding the aforementioned items by July 2, 2019 at 9:00 a.m., with your confirmation or not, as well as other information deemed important.”

As mentioned in the Company’s Annual Sustainability Report for the fiscal year 2018, BRF understands, with regard to its market share in the halal market, that there are “opportunities to advance even further in other links of the chain and participate in the Saudi strategic movement of seeking greater food security for the country, especially through partnerships that will not affect our debt reduction plans.” In this regard, the Company hereby clarifies that its Management is duly evaluating alternatives for the Company’s investments in the Middle East that may eventually involve, but are not limited to, the creation of partnerships, including the sale of minority interests to strategic partners.

The Company informs, however, that it has received no offer to acquire a share of the assets held by the Company in the region, as of this date.

The Company will keep its shareholders and the market informed of any decision made with regard to its assets located in the Middle East, and will disclose the information in accordance with the Brazilian Corporation Law and the rules established by the Securities and Exchange Commission of Brazil (CVM).

São Paulo, July 1, 2019.

Lorival Nogueira Luz Júnior

Global CEO

Chief Financial and Investor Relations Officer (Interim)